Exhibit 99.B(d)(2)(Z)(i)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

April 30, 2007

Mr. Adrian Gonzalez

BlackRock Investment Management, LLC

800 Scudders Mill Road

Plainsboro, New Jersey  08536

Dear Mr. Gonzalez:

Pursuant to Section 6 of the Sub-Advisory Agreement dated February 2, 2007, among ING Investors Trust, Directed Services, LLC and BlackRock Investment Management, LLC (the “Agreement”) we hereby notify you of our intention to modify the annual sub-advisory fees for ING BlackRock Large Cap Growth Portfolio and ING BlackRock Large Cap Value Portfolio (the “Portfolios”), effective April 30, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached hereto.

Please signify your acceptance of the modified fees for the Portfolios under the Agreement by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services, LLC

ACCEPTED AND AGREED TO:

BlackRock Investment Management, LLC

By:	/s/ Denis R. Molleur
Name:	Denis R. Molleur
Title:	Managing Director, Duly Authorized

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by BlackRock Investment Management, LLC (“Sub-Adviser”) to the following Series of ING Investors Trust, pursuant to the attached Sub-Advisory Agreement, the Adviser will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES	RATE
ING BlackRock Large Cap Growth Portfolio	0.375% on first $250 million;
0.350% on next $250 million; and
0.325% thereafter

ING BlackRock Large Cap Value Portfolio	0.375% on first $250 million;
0.350% on next $250 million; and
0.325% thereafter

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.